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CONTACTS:      Thomas C. Tekulve
               Chief Financial Officer
               (714) 758-4381

               Gary S. Maier/Roger S. Pondel
               Pondel Parsons & Wilkinson
               (310) 207-9300

                                                           FOR IMMEDIATE RELEASE


                         SAFEGUARD COMPLETES ACQUISITION
                         OF DENTAL MANAGED CARE COMPANY

ANAHEIM, CALIFORNIA--September 27, 1996 -- Safeguard Health Enterprises, Inc. (Nasdaq-NMS:SFGD), Anaheim, California -- today announced it has completed the acquisition of all the outstanding shares of First American Dental Benefits, Inc., dba American Dental Corporation, a privately held managed care company based in Dallas, Texas and an affiliated marketing entity, for a total value of approximately $23.5 million, consisting of both cash and bank debt.

     The acquisition adds approximately 175,000 members to Safeguard's existing business. The combined Texas operations being acquired currently have annualized revenues of approximately $12 million and have been profitable.

     "This is the first acquisition made by Safeguard, but it won't be the last." said Steven J. Baileys, D.D.S., chairman and chief executive officer of Safeguard. "We are excited about the growth opportunities afforded by American Dental. It will facilitate our reaching two major milestones - one million members and the $100 million mark in revenues - and it provides an excellent opportunity to offer Safeguard products to an expanded membership base."

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     "Industry observers estimate the dental care industry to be currently over
$43 billion, with targets of $59 billion by the year 2000. This acquisition clearly positions Safeguard to exploit the favorable demographics in our strategic market," Baileys said.

     "The acquisition complements our existing business in Texas. Importantly, it is in keeping with our strategy of becoming the leader in each market we serve. The marketing entity also being acquired provides Safeguard with key contracts and expertise to assist in marketing the company's new and existing products throughout the state of Texas," Baileys added.

     The former owners have also entered into a non-competition agreement with Safeguard which prohibits them from offering dental managed care services within Texas.

     Safeguard is a multifaceted specialized health care marketing company providing benefits to members in 14 states, enrolled in various managed dental and vision care programs, indemnity dental and vision programs, and life insurance products. In addition, the company provides administrative and preferred provider organization services and owns and operates 31 dental offices located throughout California. Including this acquisition, Safeguard contracts with more than 4,200 client organizations and provides benefits through nearly 14,000 contracting providers. The company's various products are sold through a network of independent agents and a direct sales force.


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